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                                                                       EXHIBIT 5


[FORD HOLDINGS LETTERHEAD]





                                                                December 6, 1994


Ford Holdings, Inc.
The American Road
Dearborn, Michigan 48121

Dear Sirs:

        This will refer to the Registration Statement on Form S-3 (the "Registration Statement"), being filed by Ford Holdings, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 5,000 shares of its preferred stock (the "Preferred Stock") and of depositary shares, the number of which has not yet been determined, representing fractional interests in shares of the Preferred Stock (the "Depositary Shares"), to be evidenced by depositary receipts relating to the Depositary Shares (the "Depositary Receipts") issued pursuant to a Deposit Agreement among the Company, a depositary (the "Depositary") and the holders from time to time of the Depositary Receipts (the "Deposit Agreement").

        As the Secretary of the Company and an Assistant General Counsel of Ford Motor Company, I have acted as counsel to the Company in connection with the Registration Statement and am familiar with the Certificate of Incorporation and the By-Laws and with the affairs of the Company. I have examined, or caused to be examined, (i) a form of the Certificate of Designations relating to the Preferred Stock, the final terms of which I have assumed will be approved by the board of directors of the Company or a duly authorized committee thereof, (ii) a form of the Deposit Agreement and (iii) a copy of the Registration Statement. I also have examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as I have deemed necessary in connection with this opinion.

        Based upon the foregoing, it is my opinion that:

        1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
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        2.  When (a) the registration requirements of the Act and such state
Blue Sky or securities laws as may be applicable have been complied with, (b) the form or forms of the Preferred Stock and, if applicable, the Depositary Shares and the final terms thereof have been duly approved or established by the Company, (c) the shares of Preferred Stock and, if applicable, the Depositary Shares have been duly issued and sold in the manner contemplated by the Registration Statement, and (d) with respect to the Depositary Shares only, if applicable, the Depositary has duly executed the Depositary Receipts in accordance with the terms of the Deposit Agreement (the Company having deposited the Preferred Stock with the Depositary pursuant to the Deposit Agreement), such shares of Preferred Stock will be validly issued, fully paid and nonassessable, will not have been issued in violation of or subject to any preemptive rights, and will have the rights set forth in the Company's Certificate of Incorporation, as then amended, including the amendment effected by the Certificate of Designations with respect to the particular series of Preferred Stock and, if applicable, such Depositary Shares will represent legal and valid interests in the shares of Preferred Stock.

        In connection with the foregoing opinion, I wish to point out that I am a member of the Bar of the State of Michigan and do not hold myself out as expert in the laws of states other than Michigan. However, I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of other states in connection with such opinion, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinion.

        I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission issued thereunder.

                                                   Very truly yours,




                                                   /s/ John M. Rintamaki
                                                   ---------------------
                                                   John M. Rintamaki
                                                   Secretary